Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2010

MICRONETICS REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2011

Hudson, NH — (BUSINESS WIRE) – August 2, 2010 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended June 26, 2010 (Q1 FY 2011).

Net sales for Q1 FY 2011 were $9.4 million, an increase of 18% or $1.5 million compared to $7.9 million for Q1 FY 2010.

The increase in net sales was primarily attributable to an increase in sales of integrated sub-assemblies for defense applications. For Q1 FY 2011, the Company reported a net income of $499,850 or $0.11 per diluted share, as compared to a net loss of $12,065 or $0.00 per diluted share for Q1 FY 2010.

David Robbins, Micronetics’ CEO stated, “We are pleased with this quarter’s revenue and profitability performance and particularly pleased that the revenue and bookings composition from this quarter consisted predominately of core business.”

Mr. Robbins continued, “We have completed or nearly completed some key development contracts in our subsystems business and anticipate moving to an initial production phase on these new potential business growth opportunities in the next several quarters. We continue to build the manufacturing infrastructure in anticipation of ramping up production to support these contracts. “

Backlog increased by $1 million to $31 million on approximately $10 million in bookings for the quarter.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2010 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA ($000s omitted except per share data)

	Thirteen Weeks Ended
	June 26, 2010	June 27, 2009
Net sales	$9,366	$7,913
Gross margin	3,399	2,476
Research and development	487	306
Selling, general and administrative expenses	1,885	2,024
Amortization of intangibles	87	87
Other income (expense)	(70)	(80)
Income (Loss) before income taxes	870	(21)
(Provision) Benefit for income taxes	(370)	9
Net income (loss)	500	(12)
Net income (loss) per common share:
Basic	0.11	0.00
Diluted	0.11	0.00
Weighted average shares Outstanding:
Basic	4,554	4,554
Diluted	4,562	4,554

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 883-2900 x 131